Exhibit 99

	RE:	Raven Industries, Inc.
P.O. Box 5107
Sioux Falls, SD 57117-5107

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Tom Iacarella	Leslie Loyet
Vice President & CFO	Analyst/Media Inquiries
(605) 336-2750	(312) 640-6672
FOR IMMEDIATE RELEASE
THURSDAY, MARCH 11, 2010
RAVEN INDUSTRIES REPORTS FOURTH QUARTER AND FISCAL 2010 RESULTS
Fourth quarter net income up 25%, full year down 7%
SIOUX FALLS, SD—March 11, 2010—Raven Industries, Inc. (RAVN: NasdaqNGS) today announced its performance for the three months and fiscal year ended January 31, 2010. Lower sales reflected weaker economic conditions in Raven’s markets. However, cost reductions and operating efficiencies led to improved profitability. In the fourth quarter, the Company produced a 25 percent increase in net income on 7 percent lower sales. Earnings per diluted share in the fourth quarter increased to 32 cents compared with 26 cents in the prior year period.
For the full year, sales were down 15 percent to $237.8 million from a record $279.9 million in fiscal 2009. This reflected lower revenues at the Applied Technology and Engineered Films divisions and slight increases at Electronic Systems and Aerostar. Net income decreased 7 percent to $28.6 million, or $1.58 per diluted share, compared with the year-ago record of $30.8 million, or $1.70 per diluted share. Return on sales improved to 12.0 percent from 11.0 percent.
“Raven had a good year, but not a record year as our markets deteriorated,” said Ronald M. Moquist, chief executive officer. “However, we responded quickly in the face of this situation. Cuts were made and spending was aggressively managed. Things under our control, such as efficiency, productivity and quality, showed significant improvement. While we operated in a more defensive mode, we did make new investments in selected growth opportunities.”
For the fourth quarter, sales of $55.8 million decreased 7 percent from $59.9 million for the year-ago period. While net income in the previous year’s fourth quarter was hurt by losses in Engineered Films, their rapid response to the recession returned the division to profitability. As a result, consolidated net income for the latest three months increased 25 percent to $5.8 million, from $4.7 million.
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Financial Relations Board serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefore. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

Raven Industries, Inc.
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Applied Technology Invests in Long-term Growth
Annual revenues for the Applied Technology Division, at $86.2 million compared with the fiscal 2009 record of $103.1 million, showed a 16 percent decline. Operating income was off 24 percent, to $25.7 million, compared with $33.9 million for the prior year.
For the fourth quarter, sales were $17.3 million versus $19.6 million, or a 12 percent decrease. Operating income in the latest quarter was down 21 percent to $4.1 million from $5.3 million.
High input costs, combined with lower commodity prices, reduced profits for many American growers. Caution about equipment purchases reduced sales in this division. While revenues from international markets were also down for the year, they increased 17 percent in the fourth quarter—reaching 20 percent of division annual sales versus 18 percent a year ago.
“Farm income fell after two very strong years. We believe it will be flat to slightly up in the coming year, as input costs drop and commodity prices stabilize,” Moquist commented. “However, the current rate of orders bodes well for the coming year. We expect growth in Applied Technology to come from new products—including our Slingshot™ ag information platform, new customers, international expansion, partnerships and acquisitions. And, while acquisitions are not a critical part of our growth plan, small strategic investments—such as the Ranchview and SST deals we did last year—help to strengthen our market position in systems integration and data management.”
Stronger Profit Margins at Engineered Films
The Engineered Films Division posted annual sales of $63.8 million, which were off 29 percent from $89.9 million in the prior year. Operating income, however, was down by only 6 percent, at $10.2 million from $10.9 million in fiscal 2009.
In the fourth quarter, revenues were $16.7 million versus $14.5 million, a 15 percent improvement. Operating earnings, at $2.4 million, improved from an operating loss of $178,000 seen in last year’s final three months.
Raven’s primary markets—energy and construction—suffered during the year. Pit liners sold into the energy market declined 40 percent, and sales to the construction market were down 25 percent. Fourth quarter sales to the energy market rebounded, as distributors sought to replenish inventory levels. “We delivered operating margin improvement,” Moquist noted. “Our films business benefited from lower raw material costs, better pricing, greater efficiency and tough cost controls.”
Electronic Systems Rebounds for Year, Sees Weaker Fourth Quarter
For fiscal 2010, Electronic Systems Division sales increased by 2 percent to $63.5 million from $62.0 million in the prior year. Operating income rose by 52 percent, to $9.0 million compared with $5.9 million a year ago.
Sales in the fourth quarter were $13.8 million versus $16.1 million for last year’s three months, a 14 percent reduction. Operating income fell 13 percent to $2.0 million from $2.2 million in the year-ago quarter.
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Improved efficiency and a lower cost structure helped Electronic Systems to recover its profit margins during the past fiscal year. The leaner organization allowed all of the division’s primary markets to show profit improvement in a volatile environment. “Avionics deliveries started the year strong and then slowed as commercial airlines began cancelling or delaying delivery schedules. This trend will probably continue in the year ahead. Demand levels for secure communication devices for government agencies followed a similar pattern and electronic bed controls were slightly down,” explained Moquist.
Breakthrough Year at Aerostar
Aerostar’s sales in fiscal 2010 of $27.2 million were relatively flat. Its annual operating income, at $5.6 million, grew 34 percent compared with $4.2 million.
In the fourth quarter, revenues fell 12 percent to $8.9 million versus $10.2 million. Sales in the previous year were aided by $3 million of parachute revenues that were delayed from earlier in that year. Operating income, at $2.1 million, increased 17 percent from $1.8 million as a result of improved production efficiencies and product mix.
Higher profitability in military parachutes and growing demand for aerostats fueled Aerostar’s sales and income growth for the year. The Company completed the final year of a four-year contract for MC-6 parachutes. This was the most profitable year for the program because of higher efficiency levels. Moquist added, “In the current year, we begin shipments of the T-11 parachute for Army Airborne. We expect this to be a four- to five-year contract at an annual run rate of $12 million. Initial margins will be lower as we work up the learning curve. Tethered aerostat backlog now exceeds $10 million. These will be paired with surveillance equipment and deployed in Afghanistan.”
Healthy Balance Sheet and Cash Flows
At January 31, 2010, cash and investment balances were $43.7 million, up from $16.3 million a year ago. This reflects healthy operating cash flows and the decision to reduce capital spending by $4.7 million from the prior year, to $3.3 million. Capital spending is expected to increase to $8 million in the coming year, with investments in new film capabilities and our Slingshot™ precision ag platform.
Operating cash flows continued to be strong, at $47.6 million versus $39.0 million at the end of fiscal 2009. Working capital levels reflected both lower business levels and improved performance. Accounts receivable decreased to $34.3 million compared with $40.3 million at January 31, 2009. Inventory was down $1.5 million to $34.5 million.
In November 2009, investments in SST and Ranchview used $6.5 million of cash. In November 2008, a special cash dividend of $22.5 million, or $1.25 per share, was paid to shareholders. For the year just ended, Raven paid regular cash dividends of $9.9 million, or 55 cents per share, an increase of 3 cents, or 5.8 percent, over the prior year.
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Finding Opportunity in a Bad Economy
“We don’t see the economy improving much in the coming year,” said Moquist. “Business spending remains soft as consumers continue to exercise caution.
“Raven will continue to find good opportunities to grow with new products and geographic expansion. For example, we see significant growth potential in international markets due to increasing adoption of precision agriculture. Electronic Systems continues to generate strong cash flows as we selectively build our customer base. Engineered Films is well positioned with its expanding product offerings and stronger sales coverage. Aerostar is proving itself as an innovative producer and designer of unmanned lighter-than-air vehicles for surveillance and communications. All in all, we’re off to a good start to get back on our growth track,” he concluded.
About Raven Industries, Inc.
Raven is an industrial manufacturer that provides electronic precision-agriculture products, reinforced plastic sheeting, electronics manufacturing services, and specialty aerostats and sewn products to niche markets.
Conference Call Information
Raven has scheduled a conference call today at 3:00 p.m. Eastern Time to discuss its year-end and fourth quarter performance, and provide an outlook for the current year. Interested investors are invited to listen to the call by visiting the company’s Web site at www.ravenind.com several minutes before the call to download the necessary software.
In addition, a taped rebroadcast will be available beginning one hour after the call ends, and will continue through March 18, 2010. To access the rebroadcast, dial 888-203-1112 and enter this passcode: 6974145. A replay of the call will also be available at www.ravenind.com for 90 days.
Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies regarding the future. Without limiting the foregoing, the words “anticipates,” “believes,” “expects,” “intends,” “may,” “plans,” and similar expressions are intended to identify forward-looking statements. The company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act. Although management believes that the expectations reflected in forward-looking statements are based on reasonable assumptions, there is no assurance these assumptions are correct or that these expectations will be achieved. Assumptions involve important risks and uncertainties that could significantly affect results in the future. These risks and uncertainties include, but are not limited to, those relating to weather conditions and commodity prices, which could affect sales and profitability in some of the company’s primary markets, such as agriculture, construction and oil and gas drilling; or changes in competition, raw material availability, technology or relationships with the company’s largest customers—any of which could adversely affect any of the company’s product lines—as well as other risks described in the company’s 10-K under Item 1A. This list is not exhaustive, and the company does not have an obligation to revise any forward-looking statements to reflect events or circumstances after the date these statements are made.
For more information on Raven Industries, please visit www.ravenind.com.
FINANCIAL TABLES FOLLOW...
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RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except earnings per share)

	Three Months Ended January 31			Twelve Months Ended January 31
			Fav (Unfav)			Fav (Unfav)
	2010	2009	Change	2010	2009	Change
Net sales	$55,816	$59,931	(7)%	$237,782	$279,913	(15)%
Cost of goods sold	41,782	47,852		175,447	212,032

Gross profit	14,034	12,079	16%	62,335	67,881	(8)%

Selling, general and administrative expenses	5,352	5,009		19,115	21,487

Operating income	8,682	7,070	23%	43,220	46,394	(7)%

Other expense (income), net	1	(36)		(102)	(507)

Income before income taxes	8,681	7,106	22%	43,322	46,901	(8)%

Income taxes	2,835	2,418		14,748	16,131

Net income	$5,846	$4,688	25%	$28,574	$30,770	(7)%

Net income per common share:
-basic	$0.32	$0.26	23%	$1.58	$1.71	(8)%
-diluted	$0.32	$0.26	23%	$1.58	$1.70	(7)%

Weighted average common shares outstanding:
-basic	18,050	18,026		18,040	18,044
-diluted	18,051	18,031		18,043	18,080
RAVEN INDUSTRIES, INC.
SALES AND OPERATING INCOME BY SEGMENT
(In thousands)

	Three Months Ended January 31			Twelve Months Ended January 31
			Fav (Unfav)			Fav (Unfav)
	2010	2009	Change	2010	2009	Change
Net sales:
Applied Technology	$17,258	$19,644	(12)%	$86,217	$103,098	(16)%
Engineered Films	16,734	14,520	15%	63,783	89,858	(29)%
Electronic Systems	13,788	16,050	(14)%	63,525	61,983	2%
Aerostar	8,918	10,176	(12)%	27,244	27,186	0%
Intersegment eliminations	(882)	(459)		(2,987)	(2,212)

Total company	$55,816	$59,931	(7)%	$237,782	$279,913	(15)%

Operating income (loss):
Applied Technology	$4,139	$5,256	(21)%	$25,722	$33,884	(24)%
Engineered Films	2,403	(178)		10,232	10,919	(6)%
Electronic Systems	1,955	2,243	(13)%	8,979	5,926	52%
Aerostar	2,082	1,783	17%	5,634	4,219	34%
Intersegment eliminations	47	(41)		60	(52)

Total segment income	10,626	9,063		50,627	54,896
Corporate expenses	(1,944)	(1,993)	2%	(7,407)	(8,502)	13%

Total company	$8,682	$7,070	23%	$43,220	$46,394	(7)%

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RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	January 31	January 31
	2010	2009
ASSETS
Cash, cash equivalents and short-term investments	$43,684	$16,267
Accounts receivable, net	34,327	40,278
Inventories	34,475	35,977
Other current assets	5,261	5,551

Total current assets	117,747	98,073

Property, plant and equipment, net	33,029	35,880
Other assets, net	19,533	10,462

	$170,309	$144,415

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$12,398	$9,433
Accrued and other liabilities	13,562	13,889

Total current liabilities	25,960	23,322

Other liabilities	11,098	7,537
Shareholders’ equity	133,251	113,556

	$170,309	$144,415

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED CASH FLOWS
(In thousands)

	Twelve Months Ended January 31
	2010	2009
Cash flows from operating activities:
Net income	$28,574	$30,770
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,108	7,758
Other operating activities, net	11,961	509

Net cash provided by operating activities	47,643	39,037

Cash flows from investing activities:
Capital expenditures	(3,302)	(8,001)
Investment in and acquisition of businesses	(7,000)	(488)
Other investing activities, net	(3,094)	1,489

Net cash used in investing activities	(13,396)	(7,000)

Cash flows from financing activities:
Dividends paid	(9,911)	(31,884)
Purchase of treasury stock	—	(5,180)
Other financing activities, net	44	95

Net cash used in financing activities	(9,867)	(36,969)

Effect of exchange rate changes on cash	37	(73)

Net increase (decrease) in cash and cash equivalents	24,417	(5,005)
Cash and cash equivalents at beginning of period	16,267	21,272

Cash and cash equivalents at end of period	40,684	16,267
Short-term investments	3,000	—

Cash, cash equivalents and short-term investments	$43,684	$16,267

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